CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Medium-Term Notes, Series B	$560,000.00	$51.91

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.